Exhibit 99.1
Juniata Valley Financial Corp Announces Management Succession
May 5, 2010
Francis J. Evanitsky, President and Chief Executive Officer of Juniata Valley Financial Corp and its subsidiary, The Juniata Valley Bank, has announced his intention to retire, effective on July 2, 2010. Mr. Evanitsky has had a 43 year career in banking, having served at Juniata Valley in the role of President and Chief Executive Officer for the past 10 years. During his tenure, the Corporation has grown in size from $335 million in total assets to $442 million. Following his retirement, he will continue to serve on the Corporation’s board of directors. Concerning his pending retirement, Mr. Evanitsky commented, “It is difficult for me to step away from a position that I have enjoyed so completely and from a career that has been so fulfilling. However, I am pleased with the selection of my replacement, and I look forward to supporting our new Chief Executive Officer”.
The Board of Directors of the Corporation has named Marcie A. Barber as his successor. Ms. Barber has been in the banking profession for 28 years and has extensive experience in branch administration and lending. She has been employed at Juniata Valley since 2006, and has been the Chief Operating Officer since June of 2007. Ms. Barber will be named President and Chief Executive Officer of Juniata Valley Financial Corp. and The Juniata Valley Bank as of July 2, 2010. Ms. Barber stated, “There is little question that unprecedented challenges face the banking industry. I am extremely privileged to be part of a solid financial institution and talented senior management team. Juniata Valley Bank is uniquely positioned to grow and prosper. I look forward to the opportunities that lie before us.”